Exhibit 10.58

SHAREHOLDERS AGREEMENT

November 26, 2001

Osler, Hoskin & Harcourt LLP

TABLE OF CONTENTS

		Page 1.
ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION		2
1.1	Definitions	2
1.2	Additional Definitions	4
1.3	Certain Rules of Interpretation	4
1.4	Accounting	5
1.5	Jurisdiction	5

ARTICLE 2
PURPOSE AND SCOPE		5
2.1	Unanimous Shareholder Agreement	5
2.2	Compliance with Agreement	6
2.3	Compliance by Holdco and Canadian License Co.	6

ARTICLE 3
FINANCIAL PARTICIPATION		6
3.1	Initial Equity Participation	6

ARTICLE 4
FINANCIAL SUPPORT		7
4.1	Solvency	7
4.2	Financial Support	7
4.3	Power of Attorney	7

ARTICLE 5
MANAGEMENT OF HOLDCO AND CANADIAN LICENSE CO.		8
5.1	Board of Directors of Holdco	8
5.2	Board of Directors of Canadian License Co.	8
5.3	Removal and Replacement of Nominees	9
5.4	Meetings of Holdco and Canadian License Co. Boards	9
5.5	Quorum and Conflicts of Interest	9
5.6	Auditor	10
5.7	Approval of Matters for Holdco and Canadian License Co.	10
5.8	Business Plans	12
5.9	Telephone Meetings	12

ARTICLE 6
TRANSFER OF SHARES		12
6.1	Restrictions on Transfer of Shares	12
6.2	Transfers Among Controlled Affiliates	12
6.3	Non-Canadian Shareholder’s Right to Obtain Shares	13
6.4	Insolvency of any Shareholder	13
6.5	Endorsement on Certificates	13

TABLE OF CONTENTS

(continued)

6.6	Termination of Rights/Termination Restrictions, etc.	14

ARTICLE 7
ARRANGEMENTS REGARDING DISPOSITIONS		14
7.1	Closing	14
7.2	Arrangements Regarding Guarantees	15

ARTICLE 8
OPERATIONS		15
8.1	Operations	15

ARTICLE 9
FINANCIAL MATTERS		15
9.1	Books and Records	15
9.2	Financial Statements	15

ARTICLE 10
GENERAL		16
10.1	Confidentiality	16
10.2	Other Activities, etc.	17
10.3	Application of this Agreement	17
10.4	Compliance with Restrictions	17
10.5	Benefit of the Agreement	18
10.6	Entire Agreement	18
10.7	Amendments and Waivers	18
10.8	Assignment	18
10.9	Termination	18
10.10	Severability	18
10.11	Notices	18
10.12	Reproduction of Documents	19
10.13	Counterparts	19
10.14	Attornment and Waiver of Trial by Jury	19

SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made as of the 26th day of November, 2001

BETWEEN:

TMI COMMUNICATIONS AND COMPANY, LIMITED PARTNERSHIP, a limited partnership governed by the laws of Quebec (“TMI”),

- and –

MOBILE SATELLITE VENTURES LP a limited partnership governed by the laws of Delaware (“Newco”),

- and-

MOBILE SATELLITE VENTURES HOLDINGS (CANADA) INC. a corporation governed by the laws of Ontario (“Holdco”),

- and –

MOBILE SATELLITE VENTURES (CANADA) INC. a corporation governed by the laws of Ontario (“Canadian License Co.”).

RECITALS:

A.	TMI and Newco have formed Holdco to carry on business as a Carrier Holding Corporation as defined in the Canadian Telecommunications Legislation (“Canada Communications Statutes”). Holdco has established an operating company, Canadian License Co. which will be a Radiocommunication Carrier and a Telecommunications Common Carrier as those terms are defined in the Canada Communications Statutes and will hold the Spectrum Licenses and the telecommunications transmission facilities used for the provision of Canadian License Co.’s services. Holdco and Canadian License Co. will conduct the following business (the “Business”):

(a)	to provide radiocommunication services to the Government of Canada in relation to its Government Telecommunications and Information Services contract as in existence on the date hereof and pursuant to the authorizations granted to Canadian License Co. by Industry Canada;

(b)	to provide radiocommunication services to the customers of Newco; and

(c)	such other business as is necessary in relation to the foregoing.

B.	TMI and Newco together own, directly or indirectly, all of the issued and outstanding voting shares of Holdco and Canadian License Co.

C.	The Parties have entered into this Agreement to record their agreement as to the general principles which shall apply to the operations of Holdco and of Canadian License Co., including the manner in which the affairs of Holdco and Canadian License Co. will be conducted, and to grant to each other certain rights and obligations with respect to their ownership, directly and indirectly, of the Shares.

THEREFORE the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set forth below:

“Act” means the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Affiliate” has, with respect to any corporation, the meaning set out in the Act;

“Agreement” means this Shareholders’ Agreement, including the recitals and all attached schedules and all instruments supplemental to or in amendment or confirmation of this Agreement; references to Article, Section or paragraph are to the specified Article, Section or paragraph of this Agreement;

“Auditor” means the auditor of Holdco and Canadian License Co.;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Ottawa, Ontario are open for business during normal banking hours;

“Canadian” has the meaning ascribed to it in the Canada Communications Statutes as that term is defined herein;

“Canadian Communications Statutes” means, collectively, the Radiocommunication Act (Canada) and the Telecommunications Act (Canada), and any regulations made thereunder or under any successor legislation.;

“Canadian License Co. Board” means the board of directors of Canadian License Co.;

“Canadian License Co. Common Shares” means voting common shares in the capital of Canadian License Co.;

“CRTC” means the Canadian Radio-television and Telecommunications Commission;

“Control” means, with respect to any corporation or entity, the ownership, beneficially and legally, of voting securities in the capital of such corporation, to which are attached more than fifty percent (50%) of the votes that may be cast to elect the directors (or the equivalent) of such corporation or entity and such votes are sufficient (and are exercised) to elect a majority of the directors thereof. For the purposes of the Canada Communications Statutes, as the context may require, “control” means control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, agreement or arrangement, the ownership of any body corporate or otherwise;

“Eligible Purchaser” means a Canadian;

“GAAP” has the meaning given to it in Section 1.4 of this Agreement;

“Holdco Board” means the board of directors of Holdco;

“Holdco Common Shares” means voting common shares in the capital of Holdco;

“Insolvent” means unable to pay its liabilities as they become due;

“Investor Group” consists of Telecom Satellite Ventures Inc., Columbia Space (QP), Inc., Columbia Space (A 1), Inc.; Columbia Space Partners, Inc., Spectrum Space Equity Investors IV, Inc., and Spectrum Space IV Parallel, Inc., Spectrum Space IV Managers’, Inc., collectively the “Investor Group”;

“Lead Note Investor” means MSV Investors, LLC;

“Lien” means, with respect to any Shares, any mortgage, lien, pledge, charge, conditional assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or bankers lien or encumbrance, privilege or priority or right of others of any kind in respect of such Shares, including, without limitation, any option or right of first refusal or first offer in respect thereof or any of the foregoing having the practical effect of security or any preference in favour of one creditor over another;

“Material Agreement” means any agreement, contract or other legally binding commitment, written or oral, entered into by Holdco or Canadian License Co. which (i) is out of the ordinary course of business; (ii) has material strategic implications; (iii) will, or is reasonably likely to, result in a fundamental change, or prevent or be reasonably likely to prevent Holdco or Canadian License Co. from having the ability to make a fundamental change, in the manner in which its business or a material part thereof is carried on or in the Persons with whom a material part of such business is carried on; (iv) contains non-competition or non-solicitation covenants or otherwise restricts the scope of business of Holdco or Canadian License Co.; (v) involves or could reasonably be expected to involve amounts or assets having a fair market value in excess of $150,000.00 in the aggregate over its term; or (vi) any agreement with any Affiliate;

“Motient” means Motient Corporation, a corporation governed by the laws of Delaware;

“Newco Limited Partnership Agreement” means the Limited Partnership Agreement with respect to Newco among Mobile Satellite Ventures GP Inc., as general partner, and the limited partners, including TMI, named therein;

“Parties” means, collectively, the parties to this Agreement and “Party” means any one of them;

“Person” includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

“Resident Canadian” means an individual who is a “resident Canadian” within the meaning of the Act and is a Canadian under the Canada Communications Statutes;

“Restrictions” means such limitations on (i) ownership of voting shares of Carriers and Carrier Holding Corporations and (ii) control in fact of such Carriers and Carrier Holding Corporations as set forth and defined in the Canada Communications Statutes as may be applicable under the circumstances;

“Senior Officers” means the Chief Executive Officer, the Chief Financial Officer, the Chief Technical Officer, the President, the Secretary, the General Counsel and other comparable officers in charge of a material division or set of matters for Holdco or Canadian License Co. from time to time;

“Shareholders” means, collectively, the shareholders of Canadian License Co., and the shareholders of Holdco, together with such other Persons as may become shareholders of Canadian License Co. or Holdco, and “Shareholder” means any one of such Persons individually;

“Shares” means Holdco Common Shares or Canadian License Co. Common Shares, as the case may be;

“Solvent” means able to pay its liabilities as they become due.

1.2	Additional Definitions

Unless otherwise contrary to or inconsistent with the subject matter or context, or unless otherwise provided in this Agreement, all other words and terms used in this Agreement which are defined in the Act shall have the meanings set out in the Act.

1.3	Certain Rules of Interpretation

In this Agreement,

(a)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(b)	Currency - Unless otherwise specified, all references to money amounts are references to Canadian currency.

(c)	Headings -The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement.

(d)	Singular, etc. - The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

(e)	Consent - Whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval.

(f)	Calculation of Time - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g)	Business Day - Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.4	Accounting

Wherever in this Agreement reference is made to generally accepted accounting principles (“GAAP”), such reference shall be deemed to be the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date, as well as the reconciliations to generally accepted accounting principles as approved for use in the United States by the Financial Accounting Services Board.

1.5	Jurisdiction

This Agreement shall be construed in accordance with the laws of Canada and shall be treated in all respects as an Ontario contract.

ARTICLE 2

PURPOSE AND SCOPE

2.1	Unanimous Shareholder Agreement

(a)	This Agreement is and shall be deemed to be a unanimous shareholders’ agreement within the meaning of the Act for the purposes of both Holdco and Canadian License Co. and the power of the directors to manage or supervise the management of the business and affairs of Holdco and Canadian License Co. is restricted in accordance with and to the extent of the terms of this Agreement.

(b)	Where provided in this Agreement, a Shareholder has all the rights, powers and duties of the directors of the Corporation and all obligations and liabilities relating to such rights, powers and duties, whether arising under the Act or otherwise, and to the extent that this Agreement restricts the discretion or powers of the directors to manage or supervise the management of the business and affairs of Holdco or Canadian License Co., the directors of Holdco and Canadian License Co. are relieved of their duties and liabilities in regard thereto.

(c)	No amendment to this Agreement affecting the rights, powers and duties of any of the directors of Holdco or Canadian License Co. shall become effective until the directors of Holdco or Canadian License Co., as the case may be, have been given written notice of the proposed amendment and an opportunity to resign.

(d)	In the event of any conflict or inconsistency between the provisions of this Agreement, the Act, the articles or the by-laws of Holdco or Canadian License Co., the provisions of this Agreement shall (to the extent they may lawfully do so) prevail. Each of the Shareholders agrees to vote or cause to be voted the Shares beneficially owned by it so as to cause the articles or the by-laws of Holdco or Canadian License Co. to be amended to resolve any such conflict or inconsistency in favour of the provisions of this Agreement.

2.2	Compliance with Agreement

Each Shareholder agrees to vote and act as a shareholder of Holdco and Canadian License Co, as the case may be, so as to fulfil the provisions of this Agreement and in all other respects to comply with, and use all reasonable efforts to cause Holdco and Canadian License Co. to comply with this Agreement, and to the extent, if any, which may be permitted by law, shall cause its respective nominee(s) as directors of Holdco or Canadian License Co. to act in accordance with this Agreement.

2.3	Compliance by Holdco and Canadian License Co.

Holdco and Canadian License Co. each undertakes to carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

ARTICLE 3

FINANCIAL PARTICIPATION

3.1	Initial Equity Participation

The relative Shareholdings of TMI and Newco in Holdco and in Canadian License Co. shall be as set forth below:

Shareholder	Holdco Common Shares
TMI	66 2/3%

Newco	33 1/3%

Shareholder	Canadian License Co. Common Shares
Holdco	80%

Newco	20%

ARTICLE 4

FINANCIAL SUPPORT

4.1	Solvency

Each of Holdco and Canadian License Co. will use its best efforts to remain Solvent and will not take any action which would reasonably be expected to render either of them Insolvent.

4.2	Financial Support

In the event that either Holdco or Canadian License Co. expects to become or becomes Insolvent it shall, as soon as practicable, seek financial support in such amount as is required for Holdco or Canadian License Co., as the case may be, to become or remain Solvent, and may request such financial support from Newco, by the delivery in writing of a notice to Newco.

The notice requesting financial support shall also specify the form and terms for such financial support which Holdco or Canadian License Co. wishes to receive: including without limitation, support by way of the purchase by Newco of shares of Holdco or Canadian License Co., or a loan to Holdco or Canadian License Co. If Holdco or Canadian License Co. and Newco are unable to agree on the form or terms of financial support to be provided within fifteen Business Days following the date that the request for financial support is made, then Holdco or Canadian

License Co. may seek other sources of financial support. If Holdco or Canadian License Co. are unable to find more favorable terms from other sources within forty Business Days, then Holdco or Canadian License Co. shall immediately request such support from Newco and this request for financial support shall be deemed to be a request for financial support by the purchase by Newco of non-voting common shares of Holdco or Canadian License Co. at a price of $1 per share. Such non-voting common shares shall rank pari passu with the common shares of Holdco or Canadian License Co., as the case may be.

Within fifteen Business Days following receipt of such a request for financial support, Newco shall advise Holdco or Canadian License Co., as the case may be, by notice in writing as to whether Newco is willing to provide the financial support requested or deemed to be requested by Holdco or by Canadian License Co. Newco shall not be required to provide such financial support to Holdco or Canadian License Co. except as provided in Section 4.4 of this Agreement. If Newco is willing to provide such financial support it shall do so as soon as possible following the giving of notice by it to Holdco or Canadian License Co. that it will provide the requested financial support.

4.3	Power of Attorney

If Holdco or Canadian License Co. becomes Insolvent and fails to request financial support from Newco in accordance with Section 4.2, each of Holdco and Canadian License Co. hereby irrevocably constitutes and appoints Newco as its attorney to give such request for financial support, specifying the amount and form of such financial support and, in the name and on behalf of Holdco or Canadian License Co., to execute and deliver all such promissory notes, share certificates and other instruments necessary or desirable in accordance with the terms of such request for financial support and to register any securities on the books of Holdco and Canadian License Co. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, dissolution, liquidation or other termination of the existence of Holdco or Canadian License Co. and Holdco and Canadian License Co. hereby ratify and confirm all that Newco may lawfully do or cause to be done by virtue of the provisions of this Section 4.3.

4.4	Operating Cash Shortfall

(a)

Notwithstanding anything to the contrary in this Agreement, in the event that at any time (but not more often than once per month) either Holdco or Canadian License Co. incurs or expects to incur an Operating Cash Shortfall, it may request in writing, by the delivery of a notice to Newco, financial support from Newco in an amount equal to such Operating Cash Shortfall. The notice requesting financial support shall also specify the form and the terms for such financial support which Holdco or Canadian License Co. wishes to receive: including, without limitation, support by way of the purchase by Newco of shares of Holdco or Canadian License Co., or a loan to Holdco or Canadian License Co. If Holdco or Canadian License Co. and Newco are unable to agree on the form or terms of financial support to be provided within ten (10) Business Days following the date that the request for financial support is made, then the request for financial support shall be deemed to be a request for financial support by the purchase by

Newco of non-voting common shares of Holdco or Canadian License Co. at a price of $1 per share. Such non-voting common shares shall rank pari passu with the common shares of Holdco or Canadian License Co., as the case may be.

(b)	Within fifteen (15) Business Days following receipt by Newco of such request and such other documentation as is reasonably required by Newco concerning such Operating Cash Shortfall, Newco shall provide the financial support requested.

(c)	For purposes of this Section 4.4, “Operating Cash Shortfall” means a cash shortfall arising in the ordinary course of Business and includes any cash required for the payment of any taxes attributable to the operations or activities of Holdco or Canadian License Co. but which, for greater certainty, does not include cash needs arising from any extraordinary loss, any writedown of assets or any cash needs arising from an action which constitutes a breach by Holdco or Canadian License Co. of this Agreement.

(d)	Newco’s obligations to provide financial support for Operating Cash Shortfalls of Holdco or Canadian License Co. pursuant to this Section shall terminate upon the earlier of: (i) the termination of this Agreement; (ii) a change of control of Canadian License Co.; or (iii) the fifth anniversary following the First Closing, as such term is defined in the Amended and Restated Investment Agreement dated October 12, 2001, as amended, between Motient Corporation, Mobile Satellite Ventures LLC, TMI and certain Investors. The Parties acknowledge and agree that Newco’s obligations to provide financial support for such Operating Cash Shortfalls shall apply to all Operating Cash Shortfalls incurred prior to the termination of Newco’s obligations hereunder and shall be satisfied in full, notwithstanding that the Parties may receive notice of such Operating Cash Shortfalls, including tax liabilities and payments, after the termination of Newco’s obligations to provide financial support for Operating Cash Shortfalls of Holdco and Canadian License Co.

ARTICLE 5

MANAGEMENT OF HOLDCO AND CANADIAN LICENSE CO.

5.1	Board of Directors of Holdco

(a)	The Holdco Board shall have the overall responsibility for managing and supervising the business and affairs of Holdco. The power and authority of the Holdco Board shall be restricted only by the Act and other applicable legislation and the terms of this Agreement, including section 5.7 hereof.

(b)	At all times a majority of the directors of Holdco and of any committees of the Board shall be Resident Canadians as required by the Act.

(c)

The Holdco Board shall consist of five directors, comprised of three nominees of TMI and two nominees of Newco (one of whom shall be proposed to the Shareholders by the Investor Group and one of whom shall be proposed to the

Shareholders by Motient). Each Shareholder shall be entitled to remove and replace its nominee(s) from time to time as provided in Section 5.3.

(d)	Three observers, appointed one each by the Investor Group, Motient and the Lead Note Investor, shall be entitled to attend all meetings of the Holdco Board but shall not be entitled to vote.

(e)	Promptly following execution of this Agreement by the Shareholders, they will convene a special Shareholders’ meeting to elect directors to the Holdco Board in accordance with the provisions of this Agreement. Each Shareholder shall vote its Shares to elect the directors nominated in accordance with this Agreement.

5.2	Board of Directors of Canadian License Co.

(a)	The Canadian License Co. Board shall have the overall responsibility for managing and supervising the business and affairs of Canadian License Co. The power and authority of the Canadian License Co. Board shall be restricted only by the Act and other applicable legislation and the terms of this Agreement, including section 5.7 hereof.

(b)	At all times not less than 80 per cent of the directors of Canadian License Co. shall be Resident Canadians as required by the Act.

(c)	The Canadian License Co. Board shall consist of five directors, comprised of one nominee of Newco and four of Holdco. Each Shareholder shall be entitled to remove and replace its nominee(s) from time to time as provided in Section 5.3.

(d)	Three observers, appointed one each by the Investor Group, Motient and the Lead Note Investor, shall be entitled to attend all meetings of the Canadian License Co. Board but shall not be entitled to vote.

(e)	Promptly following execution of this Agreement by the Shareholders, they will convene a special Shareholders’ meeting to elect directors to the Canadian License Co. Board in accordance with the provisions of this Agreement. Each Shareholder shall vote its Shares to elect the directors nominated in accordance with this Agreement.

5.3	Removal and Replacement of Nominees

Any Shareholder entitled to nominate and elect a director to the Holdco Board or the Canadian License Co. Board, as the case may be, shall be entitled to remove any such director by notice to such director, the other Shareholder(s) and to Holdco or Canadian License Co., as the case may be. If such director does not resign in accordance with such notice, the Shareholders shall vote their shares to remove such director. Any vacancy occurring on any such board by reason of the death, disqualification, inability to act, resignation or removal of any director shall be filled only by a further nominee of the Shareholder whose nominee was so affected so as to maintain a board consisting of the numbers of nominees specified in Section 5.1 or 5.2, as the case may be.

5.4	Meetings of Holdco and Canadian License Co. Boards

The Holdco Board and the Canadian License Co. Board shall each meet at least once in every quarter ending on March 31, June 30, September 30 and December 31 in each year during the term of this Agreement and in the event that a meeting is not held during any such three month period, any director may call a meeting of the Holdco Board or the Canadian License Co. Board, as the case may be, on 48 hours’ prior notice to the other directors. At each meeting of the Holdco Board or the Canadian License Co. Board, the directors shall discuss the current status of the operations of Holdco or Canadian License Co., as the case may be, and, with respect to all major developments or planned actions involving such corporations, shall present to the meeting complete current financial information.

5.5	Quorum and Conflicts of Interest

No meeting of the board of Holdco, the board of Canadian License Co., or any committee of the board of Holdco or Canadian License Co. will be held unless a majority of directors present and entitled to vote are resident Canadians who are Independent Directors.

For the purposes of this section, Independent Director is a director of Holdco or of Canadian License Co. who is nominated by TMI or Holdco, as the case may be, or who, at the time of nomination, 1) is not, and has not been in the last three years prior to being nominated, employed (other than as a director of Holdco or any subsidiary of Holdco) by an Interested Party; 2) is not an Interested Party; and 3) has no other relationship (other than ownership of less than 1% of any class of the securities of an Interested Party or serves as a director of Holdco or any subsidiary of Holdco) that could reasonably be expected to compromise his or her independence in fact from an Interested Party.

For the purposes of this section, “Interested Party” means Newco and its Affiliates and any director or officer thereof. “Affiliate” is a person who controls an Interested Party, or who is controlled by an Interested Party or by any person who controls an Interested Party.

5.6	Auditor

The auditor of Newco shall be appointed the Auditor of Holdco and of Canadian License Co., provided that such auditor is one of the following accounting firms or its successor: KPMG, Arthur Andersen, Deloitte & Touche, Ernst & Young, PricewaterhouseCoopers.

5.7	Approval of Matters for Holdco and Canadian License Co.

Except as otherwise contemplated by this Agreement or required by applicable law, all decisions of the Holdco Board and the Canadian License Co. Board will be decided by a simple majority of such directors, provided that the written consent of holders of, in the case of Holdco, more than sixty-six and two-thirds per cent (66 2/3%) of the Holdco Common Shares and, in the case of Canadian License Co., more than eighty per cent (80%) of the Canadian License Co. Common Shares, will also be required for any of the following actions to be taken by the Holdco Board and Holdco, or by the Canadian License Co. Board and Canadian License Co., as the case may be:

(a)	the creation of any new direct or indirect subsidiaries of Holdco or Canadian License Co.;

(b)	the entering into or the amendment, renewal, assignment, termination or the granting of any consent, approval or waiver under, or the decision to let expire, any Material Agreement in excess of $500,000.00;

(c)	any change in Holdco’s or Canadian License Co.’s articles of incorporation or by-laws or other constituent corporate documents;

(d)	any material change in the scope and nature of the Holdco’s or Canadian License Co.’s Business or operations;

(e)	the authorization, issuance, sale or grant of any of Holdco or Canadian License Co. shares or other securities other than pursuant to Article 4 hereof;

(f)	the repurchase, redemption or other acquisition of any shares or other securities of Holdco or Canadian License Co., including the repurchase or repayment of any indebtedness prior to its stated maturity;

(g)	the creation, issuance, assumption, or incurring of any indebtedness, guarantee or other liability, contingently or otherwise, with respect to any amount of more than $500,000.00 in the aggregate outstanding at any one time other than pursuant to Article 4 hereof;

(h)	capital expenditures, investments, other asset purchases or commitments in excess of $500,000.00 per annum;

(i)	the hypothecation, mortgage, pledge, charge or encumbrance of any assets having a value in the aggregate in excess of $500,000.00;

(j)	the purchase, acquisition or obtaining of any shares or other proprietary interests directly or indirectly, in any other entity or related entities or business assets of another person or related persons or the entering into of a commitment to enter or make any investments in a joint venture or partnership, by Holdco or Canadian License Co.;

(k)	the sale, lease, transfer or other disposition of any asset or group of assets with a book value or fair market value of $500,000.00 or more by Canadian License Co. or Holdco per annum;

(l)	the declaration or payment of dividends or the making of any distributions by Holdco or Canadian License Co. in respect of its capital;

(m)	Canadian License Co. or Holdco becoming a party to any agreement which by its terms restricts Canadian License Co.’s or Holdco’s performance of the terms of any agreements between Canadian License Co. or Holdco and Newco;

(n)	the taking of any steps to wind up, dissolve, reorganize or terminate Holdco’s or Canadian License Co.’s corporate existence or the taking of any steps in respect of insolvency proceedings by or against such corporations;

(o)	the entering into or consummation of any merger, consolidation, or other form of corporate reorganization with any other person or the sale or transfer of all or substantially all of the assets of Holdco or Canadian License Co. to another person through a single transaction or a series of transactions;

(p)	any change to the name of Holdco or Canadian License Co. except one necessitated by the termination of, and in accordance with, a trade-marks license agreement;

(q)	the adoption or amendment of any stock option plan or other employee benefit plan or grant or issuance of any common shares, common share equivalent or other equity securities under such plans;

(r)	paying or incurring any obligation for the payment of salaries, fees or other remuneration of an employee of another corporation or other entity;

(s)	any payment to directors, officers or employees in excess of customary compensation for people in comparable positions;

(t)	the grant of any severance or termination pay to any Senior Officer of Holdco or Canadian License Co. which is in excess of customary compensation for people in comparable positions or which is in excess of that permitted under the compensation plans of Holdco or Canadian License Co., as the case may be;

(u)	any change in accounting principles, practice or method except for such change which (i) in the opinion of its Auditor, is required by law or by GAAP (ii) do not involve discretion on the part of the reporting entity and (iii) is described in a written notice delivered to each of the Shareholders prior to implementation; or

(v)	any decision which, under the Act, the Shareholders of the relevant corporation are required to approve.

5.8	Business Plans

While annual and five year business plans for Canadian License Co. require the approval of only a majority of the members of the Board, nevertheless, TMI acknowledges the substantial importance which Newco attributes to these matters and agrees that through the Canadian License Co. Board or in direct communication with Newco, TMI will extend to Newco as extensive a right of consultation in this regard as is reasonably possible. TMI further agrees that it will consider in good faith any reasonable proposals put forth by Newco with respect to any such business plans in accordance with the provisions of this Section.

5.9	Telephone Meetings

Any or all directors may participate in a meeting of the Holdco Board or Canadian License Co. Board or a meeting of the Shareholders of Holdco or Canadian License Co. by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to hear and communicate with each other simultaneously and a director participating in such a meeting by such means is deemed to be present at the meeting.

ARTICLE 6

TRANSFER OF SHARES

6.1	Restrictions on Transfer of Shares

(a)	Any transfer of Shares of Holdco or of Canadian License Co. must be in compliance with all Canadian laws, including the Restrictions.

(b)	Except as expressly provided in this Agreement or in any other agreement between the Shareholders, or as may otherwise be provided in the articles or agreed to in writing by the Shareholders, no Shareholder shall, directly or indirectly, sell, transfer, or create any Lien on (collectively, “transfer”) any Shares held by it, or any of its rights or obligations under this Agreement or any voting rights with respect to its Shares, to any Person, except with the consent of the Shareholders.

(c)	Any transfer in violation of this Agreement shall be void and shall not be recorded on the books or records of Holdco or Canadian License Co.

Notwithstanding any other provisions in this Agreement and Ancillary Agreements (as defined in the Newco Limited Partnership Agreement), TMI shall be permitted to transfer control of Canadian License Co. to (i) an Affiliate of TMI or (ii) a transferee that is not an Affiliate of TMI, provided that (A) such transferee has agreed to be bound by the terms and conditions of an agreement substantially similar to the Non-Interference Agreement, of even date herewith between BCE Inc. and Newco; or (B) if such transferee is not willing to sign such non-interference agreement, such transferee is reasonably acceptable to Newco and to the Canadian regulatory authorities. In addition to the foregoing, the transferee, whether an Affiliate of TMI or not, must also be the transferee of TMI’s interest in Newco.

(d)

If any company that directly or indirectly owns or controls TMI wishes to transfer its interest in TMI to a third party, TMI shall forthwith give notice (the “TMI Notice”) to Newco of such proposed transfer and Newco shall be entitled, subject to the Restrictions, to purchase, or designate an Eligible Purchaser to purchase, all, but not less than all, of the Shares of Holdco owned by TMI. If Newco wishes to exercise the right to purchase provided for in this Section, it shall give notice to TMI within thirty (30) days of its receipt of the TMI Notice, advising TMI of its intention to exercise such rights under this Section. The price to be paid for TMI’s Shares of Holdco pursuant to this Section shall be their book value. The purchase and sale of the Shares pursuant to this Section shall be completed on the fifth day following the later of the delivery by Newco of its notice and receipt of all governmental approvals, if any, required in connection with such purchase. If an Eligible Purchaser is designated to purchase such Shares it shall do so on such terms as the Eligible Purchaser and Newco may agree; provided that the purchase price shall not be less than the book value of such Shares.

6.2	Transfers Among Controlled Affiliates

(a)	Shareholders shall be entitled to transfer Shares to an entity that controls the Shareholder (“Parentco”) or to an entity which is controlled directly or indirectly by Parentco, provided that the transferee executes a signature page to this Agreement and continues to be bound hereby.

(b)	If all of the issued and outstanding shares of the entity to which the Shares are transferred ceases to be controlled, directly or indirectly, by Parentco, then such entity shall immediately transfer the Shares back to Parentco or at the direction of Parentco, to one of its wholly-controlled subsidiaries, and if they are not so transferred, the event giving rise to the ceasing of such entity being a controlled entity shall be deemed a transfer in violation of this Agreement, and the provision of Section 6.1(c) above shall apply.

6.3	Non-Canadian Shareholder’s Right to Obtain Shares

If changes are made to the Restrictions, the effect of which would be to allow Newco to increase its ownership interest in the Holdco Common Shares or the Canadian License Co. Common Shares, TMI will transfer such shares as are permitted by any change made to the Restrictions to Newco for $1.00 per Share.

6.4	Insolvency of any Shareholder

(a)	If TMI makes an assignment for the benefit of creditors or is the subject of any involuntary proceeding under any bankruptcy or insolvency law which proceeding is not dismissed within thirty (30) days, avails itself of the benefit of any other legislation for the benefit of debtors or takes steps to wind-up or terminate its existence (each a “TMI Insolvency Event”), Newco shall be entitled, subject to the Restrictions, to purchase, or designate an Eligible Purchaser to purchase, all, but not less than all, of the Shares of Holdco beneficially owned by TMI or all, but not less than all, of the Shares of Canadian License Co. beneficially owned by Holdco. If Newco wishes to exercise the right to purchase provided for in this Section, it shall give notice within thirty (30) days of becoming aware of the TMI Insolvency Event, to Holdco of its intention to exercise such rights under this Section. The price to be paid for such Shares pursuant to this Section shall be their book value. The purchase and sale of the Shares pursuant to this Section shall be completed on the fifth day following the later of the delivery by Newco of its notice and receipt of all governmental approvals, if any, required in connection with such purchase. If an Eligible Purchaser is designated to purchase such Shares it shall do so on such terms as the Eligible Purchaser and Newco may agree; provided that the purchase price shall not be less than the book value of such Shares.

(b)	If Newco makes an assignment for the benefit of creditors or is the subject of any involuntary proceeding under any bankruptcy or insolvency law which proceeding is not dismissed within thirty (30) days, avails itself of the benefit of any other legislation for the benefit of debtors or takes steps to wind-up or terminate its existence (each a “Newco Insolvency Event”), TMI shall be entitled, subject to the Restrictions, to purchase, or designate an Eligible Purchaser to purchase, all, but not less than all, of the Shares of Holdco and Canadian License Co. beneficially owned by Newco. If TMI wishes to exercise the right to purchase provided for in this Section, it shall give notice within thirty (30) days of becoming aware of the Newco Insolvency Event, to Holdco of its intention to exercise such rights under this Section. The price to be paid for such Shares pursuant to this Section shall be their book value. The purchase and sale of the Shares pursuant to this Section shall be completed on the fifth day following the later of the delivery by TMI of its notice and receipt of all governmental approvals, if any, required in connection with such purchase. If an Eligible Purchaser is designated to purchase such Shares it shall do so on such terms as the Eligible Purchaser and TMI may agree; provided that the purchase price shall not be less than the book value of such Shares.

6.5	Endorsement on Certificates

Share certificates of Holdco or Canadian License Co. shall bear the following language either as an endorsement or on the face of such share certificate:

“The shares represented by this certificate are subject to all the terms and conditions of a unanimous shareholders’ agreement made [date of shareholders agreement], as it may be amended, which agreement contains, among other things, restrictions on the right of the holder hereof to transfer or sell the shares. A copy of such agreement is on file at the registered office of the corporation.”

6.6	Termination of Rights/Termination Restrictions, etc.

The restrictions on transfer shall not apply to sales in an underwritten registered or public offering pursuant to the securities laws in Canada or in the United States.

ARTICLE 7

ARRANGEMENTS REGARDING DISPOSITIONS

7.1	Closing

The following provisions shall apply to (i) any transfer of Shares between Shareholders (including their permitted designees or an Eligible Purchaser) pursuant to Article 6 other than Section 6.6 and (ii) to any transfer of Shares pursuant to Section 6.4:

(a)	The transfer shall be completed at Holdco or Canadian License Co.’s registered office, subject to paragraph (c), on the date specified for closing. At such time,

the transferor(s) shall transfer to the transferee(s) good title to the Shares being transferred free and clear of all Liens (and shall make representations and warranties to such effect) and deliver to the transferee(s) certificates and other documents of title evidencing ownership of the Shares being transferred, duly endorsed in blank for transfer by the holders of record. In addition, the transferor(s) shall deliver to Holdco or Canadian License Co., all records, accounts and other documents in its possession belonging to Holdco or Canadian License Co. and the resignations and releases of its nominees on the Board (including the resignation of such Persons as officers of the Corporation), all such resignations to be effective no later than the time of delivery. All agreements between the transferring Shareholder or any of its Affiliates and Holdco or Canadian License Co. shall be terminated upon the completion of such transfer. The transferee(s) shall deliver to the transferor(s) certified cheques or wire transfer in immediately available funds in full payment of the purchase price payable for the Shares being transferred.

(b)	If, at the time of closing, a transferor fails to complete the subject transaction of purchase and sale, the transferee shall have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, upon payment of that part of the purchase price payable to the transferor at the time of closing to the credit of the transferor in the main branch of Holdco’s or Canadian License Co.’s bank, to execute and deliver, on behalf of and in the name of the transferor, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction and the transferor hereby irrevocably appoints the transferee its attorney in that behalf. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the transferor and the transferor hereby ratifies and confirms and agrees to ratify and confirm all that the transferee may lawfully do or cause to be done by virtue of such appointment and power.

(c)	If any transfer is subject to review under the provisions of the Investment Canada Act, the Competition Act (Canada) or the Canada Communications Statutes then the closing of such transfer shall be conditional upon the approval or deemed approval of the appropriate governmental or regulatory authorities, on terms and conditions satisfactory to the transferee and the closing of such transfer shall be delayed until the receipt of such approvals or deemed approvals.

7.2	Arrangements Regarding Guarantees

If, at the time a transfer of Shares is to be made pursuant to the provisions of this Agreement, the transferor is a guarantor of all or part of any indebtedness or obligations of Holdco or Canadian License Co. then any transferee who or which is bound by this Agreement hereby agrees to obtain, at the time of completion of such transfer, a release of any such guarantee from the holders of such guarantee, provided that if, after using reasonable efforts, such transferee is unable to obtain such release, the transferee as a condition precedent to the completion of the transfer, shall deliver in lieu of such release, an indemnity or other security of a Canadian chartered bank indemnifying and saving fully harmless the transferor from any liability or loss which may be suffered or incurred by one or more of them in respect of any such guarantee.

ARTICLE 8

OPERATIONS

8.1	Operations

Holdco and Canadian License Co. shall conduct their respective Businesses so as to maintain and preserve their respective property, Business, assets and qualification to conduct business. In addition, Holdco and Canadian License Co. shall make all necessary or appropriate filings with Industry Canada and any other relevant governmental authorities to comply with and perform all duties imposed by any federal, provincial or local law, regulation or governmental authority, and not take any action that might have a material adverse effect on its qualification to conduct its Business.

ARTICLE 9

FINANCIAL MATTERS

9.1	Books and Records

Holdco and Canadian License Co. shall keep books of accounts and records in accordance with GAAP and shall furnish to each Shareholder copies of such accounting reports and financial statements as may be reasonably requested from time to time, and such other documents or information as are reasonably available to Holdco or Canadian License Co., all subject to the terms of Section 9.2 below.

9.2	Financial Statements

The directors of Holdco shall cause to be delivered to each Shareholder the following financial statements prepared in accordance with GAAP:

(a)	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, an unaudited balance sheet of Holdco and Canadian License Co. as at the end of such quarter, the related statements of earnings and retained earnings and the statement of changes in financial position for the quarter then ended; and

(b)	as soon as available and in any event within 90 days after the end of each fiscal year, the audited balance sheet of Holdco and of Canadian License Co. as at the end of such fiscal year and the related statements of earnings and retained earnings and statement of changes in financial position for the fiscal year then ended, all accompanied by an opinion of the Auditor.

ARTICLE 10

GENERAL

10.1	Confidentiality

(a)	Each of the Parties agree that it shall not, at any time or under any circumstances, without the unanimous consent of the Shareholders and of Holdco or Canadian License Co., as applicable, directly or indirectly communicate or disclose to any Person (other than the other Parties and their employees, agents, advisors and representatives) or make use of (except in connection with its interest in Holdco or Canadian License Co.) any confidential knowledge or information howsoever acquired by such Party relating to or concerning the customers, suppliers, products, technology, trade secrets, systems or operations, or other confidential information regarding the property, Business and affairs, of Holdco or Canadian License Co., (herein referred to as “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include, and the restriction in the foregoing sentence shall not apply to the following:

(i)	information which is known by such Person or becomes known to such Person without breach of a confidentiality obligation or which is or becomes generally available to the public (other than by disclosure by such Party or its employees, agents, advisors or representatives contrary to this Section);

(ii)	information which is reasonably required to be disclosed by a Party to protect its interests in connection with any valuation or legal proceeding under this Agreement; or

(iii)	information which is required to be disclosed by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction (including Industry Canada and/or the CRTC ) or any stock exchange, provided that the disclosing Party shall provide the other Shareholder(s) with the opportunity to review and comment on such disclosure and will attempt to obtain confidential treatment if reasonably requested by such other Shareholders; or

(iv)	information disclosed to a third party for purposes consistent with a Business Plan developed in accordance with Section 5.8 above, and provided that such third party has entered into a confidentiality agreement with the disclosing party.

(b)

Each of the Parties acknowledges that disclosure of any confidential information in contravention of this Section may cause significant harm to the other Parties and that remedies at law may be inadequate to protect against a breach of this Section. Accordingly, each of the Parties agrees that each of the other Parties shall be entitled, in addition to any other relief available to it, to the granting of injunctive relief without proof of actual damages or the requirement to establish the inadequacy of any of the other remedies available to it. Each of the Parties covenants not to assert any defence in proceedings regarding the granting of an injunction or specific performance based on the availability to it of any other remedy.

10.2	Other Activities, etc.

Each of TMI and its subsidiaries, including Holdco and Canadian License Co. (collectively, “Restricted Parties”), will not engage in any business, directly or indirectly, that directly competes with the Business of Holdco or Canadian License Co. (whether as conducted at such time or as Holdco or Canadian License Co. plans to conduct in the future as set forth in a business plan approved from time to time by the Holdco Board or Canadian License Co. Board, as the case may be).

Except as expressly provided in this Agreement, nothing contained herein shall be construed to constitute any Shareholder the agent of any other Shareholder or to limit in any manner the parties in the carrying on of their own respective businesses or activities. Except as expressly provided in this Agreement, any Shareholder may engage in and/or possess any interest in other business ventures of every nature and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence.

10.3	Application of this Agreement

The terms of this Agreement shall apply mutatis mutandis to any Shares:

(a)	resulting from the conversion, reclassification, redesignation, subdivision or consolidation or other change of the Shares; and

(b)	of Holdco or Canadian License Co. or any successor body corporate which may be received by the Shareholders on a merger, amalgamation, arrangement or other reorganization of or including Holdco or Canadian License Co.;

and prior to any such action being taken the Parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section.

10.4	Compliance with Restrictions

If Holdco or Canadian License Co. is advised by Industry Canada or the CRTC that it does not comply with the Restrictions, the Shareholders will negotiate in good faith changes to its structure or governance to ensure that compliance with such Restrictions is achieved, provided that the Shareholders shall be satisfied, using reasonable judgement, that such revisions continue to preserve their respective economics in Holdco, Canadian License Co. and Newco.

10.5	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties hereto.

10.6	Entire Agreement

This Agreement constitutes the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect to the subject matter of this Agreement other than those expressly set forth in this Agreement.

10.7	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give such waiver and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

10.8	Assignment

Except as may be expressly provided in this Agreement, none of the Parties to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

10.9	Termination

This Agreement shall terminate upon:

(a)	the written agreement of all of the Parties;

(b)	one Person becoming the beneficial owner of all of the Shares.

10.10	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

10.11	Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Section as a “notice”) to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or overnight courier or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a notice to TMI

TMI Communications Inc.

1601 Telesat Court

Gloucester, Ontario

K1B 5P4

with a copy to:

Salans Hertzfeld Heilbronn Christy & Viener

Rockefeller Center

620 Fifth Avenue

New York, NY

10020-2457

Attention: O. Kurtin, Esq.

(b)	in the case of a notice to Newco:

Mobile Satellite Ventures LP

c/o Motient Corporation

10802 Parkridge Blvd.

Reston, VA

20191-5416

Attention: Secretary

with a copy to:

Telcom Ventures, LLC

211 North Union Street

Suite 300

Alexandria, VA, 22314

Attention: Hal B. Perkins, Esq.

(c)	in the case of a notice to Holdco

Mobile Satellite Ventures Holdings (Canada) Inc.

c/o TMI Communications Inc.

1601 Telesat Court

Gloucester, Ontario

K1B 5P4

Attention: Secretary

with a copy to:

Salans Hertzfeld Heilbronn Christy & Viener

Rockefeller Center

620 Fifth Avenue

New York, NY

10020-2457

Attention: O. Kurtin, Esq.

(d)	in the case of a notice to Canadian License Co.

Mobile Satellite Ventures (Canada) Inc.

c/o TMI Communications Inc.

1601 Telesat Court

Gloucester, Ontario

K1B 5P4

Attention: Secretary

with a copy to:

Salans Hertzfeld Heilbronn Christy & Viener

Rockefeller Center

620 Fifth Avenue

New York, NY

10020-2457

Attention: O. Kurtin, Esq.

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this Section. Any notice personally delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed to the address and in the manner provided for in this Section shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

10.12	Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any Party in connection with the closing of the transactions contemplated hereby (except for promissory notes, shares certificates and similar instruments), and (c) financial statements, certificates and other information, may be reproduced by any Party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and such Party may destroy any original document so reproduced. All Parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.13	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and receipt of a facsimile version of an executed signature page by a Party shall constitute satisfactory evidence of execution of this Agreement by such Party.

10.14	Attornment and Waiver of Trial by Jury

The Parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario and waive any and all right to a trial by jury.

[Signature page to follow]

IN WITNESS OF WHICH the Parties have executed this Agreement as of the date first written above.

TMI COMMUNICATIONS AND COMPANY, LIMITED PARTNERSHIP, by its general partner, TMI COMMUNICATIONS INC.

By:	/s/ Larry J. Boisvert

Name:	Larry J. Boisvert
Title:	President and CEO

MOBILE SATELLITE VENTURES LP

By:	/s/ Carson E. Agnew

Name:	Carson E. Agnew
Title:	Managing Director

MOBILE SATELLITE VENTURES HOLDINGS (CANADA) INC.

By:	/s/ Rory McCormick

Name:	Rory McCormick
Title:	Secretary

MOBILE SATELLITE VENTURES (CANADA) INC.

By:	/s/ Rory McCormick

Name:	Rory McCormick
Title:	Secretary